EXHIBIT 99.1

CHARMING SHOPPES REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

•	Fiscal year 2011 Adjusted EBITDA increased 62.3% to $81.4 million*

•	Company ends period with $168.6 million in cash, an increase of $51.1 million

•	Fourth quarter comparable store sales increased 1%, including 2% increase at Lane Bryant and 5% increase at Catherines; e-commerce sales increased 17%

•	Fourth quarter Adjusted EBITDA increased 18.7% to $12.7 million*
 *Refer to GAAP to non-GAAP reconciliation below

Bensalem, PA, March 27, 2012 - Charming Shoppes, Inc. (NASDAQ: CHRS), a leading apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three and twelve months ended January 28, 2012.
Anthony M. Romano, President and Chief Executive Officer of Charming Shoppes, Inc. said, “I am very pleased with our results for the 2011 fiscal year. In the face of rising product costs, restrained consumer spending and an intensely promotional holiday environment, we delivered an Adjusted EBITDA increase of 62% to $81.4 million, generated operating income for the first time in four years, increased our gross margin by 90 basis points, leveraged our SG&A and Occupancy and Buying expenses by a combined 70 basis points as a percent of sales and generated cash of $51.1 million.”
Fourth Quarter Consolidated Results
Commenting on the quarter, Romano said, “We are pleased to have delivered our fifth consecutive quarter of improved year over year results, with an Adjusted EBITDA increase of $2.0 million, or 19%, to $12.7 million for the fourth quarter. Our fourth quarter results, however, were below our expectations as the impact of higher product costs and a challenging promotional environment created gross profit pressures, specifically at Lane Bryant. In response, we went on the offensive and chose to offer deeper-than-planned discounts to ensure seasonal unit sell-throughs. Nonetheless, we were able to fully offset the impact of these pressures through reductions in both SG&A and Occupancy and Buying expenses.

“At each of our brands, we continued to execute on our merchandise strategy, which included a shift from year-round basic apparel to a better mix of seasonal, faster-turning novelty and fashion assortments. We maintained our disciplined inventory management to reduce overall inventory levels. Our consolidated comparable store inventories at cost at the end of the period were 8% lower than the prior year period, with units decreasing by 13%.”

•
Net sales were $559.1 million for the fourth quarter ended January 28, 2012, a decrease of 2.9% compared to $575.8 million for the prior year period. The $16.7 million decrease includes the impact of operating 207 fewer stores than in the prior year period, partially offset by a consolidated comparable store sales increase of 1%. This included a 2% comparable store sales increase for Lane Bryant, a 5% comparable store sales increase for Catherines, a 2% comparable store sale decrease for Fashion Bug, and an increase of 17% in e-commerce sales. The inclusion of e-commerce sales with the bricks and mortar comparable store sales would result in a comparable sales increase of 3% for the quarter.

•
Gross profit was $235.1 million or 42.0% of sales in the quarter, compared to $247.6 million or 43.0% of sales in the same quarter last year. The gross margin was negatively impacted by deeper-than-planned promotional activity at Lane Bryant, partially offset by improvements at Catherines and Fashion Bug.

•
SG&A and Occupancy and Buying expenses as a percent of sales improved by a combined 130 basis points and decreased $14.5 million to $222.4 million or 39.8% of sales in the quarter, compared to $236.9 million or 41.1% of sales in the prior year period. Decreased expenses were attributable to expense reductions across the Company and the operation of fewer stores than in the prior year period. Expenses as a percent of sales benefitted from leverage on comparable store sales increases at Lane Bryant and Catherines.

•
Adjusted EBITDA for the quarter increased 18.7% to $12.7 million or 2.3% of sales. This compares to $10.7 million or 1.9% of sales in the prior year period, reflecting an improvement of $2.0 million. (Refer to GAAP to non-GAAP reconciliation below.)

•
On a non-GAAP basis, loss from operations improved $6.0 million or 100 basis points as a percent of sales to $(1.5) million in the fourth quarter. This compares to a loss from operations of $(7.5) million for the prior year period. Both periods excluded restructuring and other items. (Refer to GAAP to non-GAAP reconciliation below.)

•
The income tax provision of $2.2 million in the fourth quarter is primarily related to an increase in the Company's liability for unrecognized tax benefits compared to a decrease reflected in the $1.6 million income tax benefit in the prior year.

•
On a GAAP basis, net loss was $(13.2) million or $(0.11) per diluted share for the quarter, compared to a net loss of $(30.4) million or $(0.26) per diluted share in the fourth quarter of the prior year.

•
On a non-GAAP basis, net loss was $(0.06) per diluted share for the fourth quarter, compared to a net loss of $(0.08) per diluted share in the fourth quarter of the prior year. Both periods excluded restructuring and other items. (Refer to GAAP to non-GAAP reconciliation below.)

•	The Company's cash position at January 28, 2012 was $168.6 million, compared to $117.5 million at January 29, 2011.
Fiscal Year 2011 Consolidated Results

•
Net sales were $1.992 billion for the fiscal year ended January 28, 2012, a decrease of 3.4% compared to $2.062 billion for the prior year. Comparable store sales for the year were flat compared to the prior year and included a 3% comparable store sales increase for Lane Bryant and an increase of 16% in e-commerce sales. The inclusion of e-commerce sales with the bricks and mortar comparable store sales would result in a comparable sales increase of 1% for the year.

•
On a non-GAAP basis, adjusted income from operations improved $42.9 million or 210 basis points as a percent of sales to $24.7 million. This compares to an adjusted loss from operations of $(18.2) million for the prior year. Both periods excluded restructuring and other items. (Refer to GAAP to non-GAAP reconciliation below.)

•
The income tax provision of $7.0 million for the year is primarily related to an increase in the Company's liability for unrecognized tax benefits compared to a decrease reflected in the $2.9 million income tax benefit in the prior year.

•	On a GAAP basis, net loss was $(2.0) million or $(0.02) per diluted share for the year, compared to a net loss of $(54.0) million or $(0.47) per diluted share for the prior year.

•
On a non-GAAP basis, net income was $0.03 per diluted share for the year, compared to a net loss of $(0.26) per diluted share for the prior year. Both periods excluded restructuring and other items. (Refer to GAAP to non-GAAP reconciliation below.)

Commenting on the Company's performance and liquidity, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “Our liquidity remained at very healthy levels throughout the year, and we ended the year with $168.6 million in cash and net availability of $136.7 million under our fully committed and undrawn revolving line of credit. During the year, our cash position increased by $51.1 million compared to the end of the prior year, primarily as a result of our improved operating results and decreases in working capital attributable to well-managed inventories.”
Looking ahead
Romano stated, “2011 was successful not only from the standpoint of improved operating results, but also in establishing a solid platform on which to launch our three-year growth strategy. We enter 2012 with more confidence than ever in our plans to drive growth at our Lane Bryant flagship brand, and in our plans for transforming and improving our operations to drive significantly lower costs.” Romano continued,

•	“Our 2012 marketing strategy focuses on her needs, and elevates our brand image to engage and communicate with her...sustaining a strong emotional connection and retaining her loyalty to our brand.

•
To enhance our customers' shopping experience, Lane Bryant is currently developing a new store design that will engage and delight her, provide an atmosphere that is easy to navigate and effortless to shop and make her shopping experience fun;

•
Fashion and fit are the primary reasons she shops at Lane Bryant. As the expert in plus-size fashion and fit, Lane Bryant will continue to bring innovation to the specialty apparel and intimates marketplace;

•	We will continue our plan for three digital launches per year to drive increased traffic and new customers to our web sites;

•
As we have previously announced, our plans are to open approximately 125 new locations and 125 relocations from malls into lifestyle and power strip centers with stronger operating metrics over the next few years. In 2012, we expect to open approximately 20 new stores - 12 at Lane Bryant and 8 in our Outlet channel - , relocate 25 mall locations to lifestyle and power centers, and refresh 40 stores through a newly initiated stores refurbishment program. The refurbishment program will capture key elements from our new store design;

•
We are upgrading to a more efficient information technology and distribution infrastructure. We expect to increase speed of execution and flexibility and to drive significant cost reductions of approximately $25 - $30 million when fully realized in 2014.

•	We would also like to acknowledge that our previously announced strategic review process is ongoing.”
Additional Information for 2012

•
The Company's consolidated net capital budget for 2012 is projected at $75 - $80 million, and includes capital for store growth of approximately $30 million, net of $5 million in landlord allowances, and capital for the transformation of IT and distribution operations, estimated at $30 million. The Company expects to be able to fund these expenditures from internally generated cash provided by operations and projects free cash flow to approach 2011's results.

•
In 2012, the Company plans to close between 90 - 105 underperforming stores. This includes approximately 35-40 Fashion Bug stores, of which 19 stores closed in February 2012. The Catherines brand plans to close approximately 35-40 stores, including the remaining 15 stores in outlet centers which were previously announced for closing.

Finally, Lane Bryant plans to close 20-25 stores, many due to lease expirations without an immediate, acceptable and strategic opportunity for relocation.

•	The Company is projecting depreciation and amortization for 2012 to be approximately $50 to $55 million.
Charming Shoppes, Inc. will host its fourth quarter earnings conference call today at 9:15 a.m. Eastern time. To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.
The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. The general public is invited to listen to the conference call via the webcast or the dial-in telephone number. A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following today's conference call.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material. It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission. Accessing this call or the rebroadcast constitutes consent to these terms and conditions. Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

Sales results for the three and twelve month periods ended January 28, 2012 and January 29, 2011 were:

(unaudited)

	For the Three Month Periods				For the Twelve Month Periods
	Net Sales Period Ended	Net Sales Period Ended	Total Net Sales Change	Comparable Store Sales Period Ended	Net Sales Period Ended	Net Sales Period Ended	Total Net Sales Change	Comparable Store Sales Period Ended
($ in millions)	1/28/2012	1/29/2011		1/28/2012	1/28/2012	1/29/2011		1/28/2012
Lane Bryant(1)	$256.1	$255.1	—%	2%	$991.8	$977.9	1%	3%
Fashion Bug	143.5	163.6	(12)%	(2)%	581.6	668.7	(13)%	(4)%
Catherines	70.4	69.7	1%	5%	297.7	300.0	(1)%	2%
Direct-to-Consumer (primarily Figi's)	89.1	87.4	2%		121.3	115.2	5%
Consolidated	$559.1	$575.8	(3)%	1%	$1,992.4	$2,061.8	(3)%	—%
(1) Includes Lane Bryant Outlet Stores.

Reconciliation of GAAP to Non-GAAP Financial Measures
Income (loss) from Operations and Adjusted EBITDA, on a non-GAAP basis
For the Three and Twelve Months Ended January 28, 2012 and January 29, 2011
(unaudited)

($ in millions)	3 Months Ended 1/28/12	3 Months Ended 1/29/11	12 Months Ended 1/28/12	12 Months Ended 1/29/11
Income (loss) from operations, on a GAAP basis	$(7.9)	$(28.6)	$18.7	$(44.0)
(Gain) from sale of office premises	—	—	(5.2)	—
Impairment of store assets	—	17.1	—	17.1
Restructuring and other charges	6.4	4.0	11.2	8.8
Income (loss) from operations, excluding the above items, on a non-GAAP basis	(1.5)	(7.5)	24.7	(18.2)
Depreciation and amortization	14.2	18.2	56.7	68.3
Adjusted EBITDA	$12.7	$10.7	$81.4	$50.2
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Net income (loss) per diluted share, on a non-GAAP basis
For the Three and Twelve Months Ended January 28, 2012 and January 29, 2011
(unaudited)

	3 Months Ended 1/28/12	3 Months Ended 1/29/11	12 Months Ended 1/28/12	12 Months Ended 1/29/11
Net loss per diluted share, on a GAAP basis	$(0.11)	$(0.26)	$(0.02)	$(0.47)
(Gain) on repurchase of debt	—	—	—	(0.02)
(Gain) from sale of office premises	—	—	(0.04)	—
Impairment of store assets	—	0.15	—	0.15
Restructuring and other charges	0.05	0.03	0.10	0.08
Net income (loss) per diluted share, on a non-GAAP basis	$(0.06)	$(0.08)	$0.03	$(0.26)
Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain charges that the Company does not consider part of its ongoing operating results when assessing the performance of the Company, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. We believe that Adjusted EBITDA, along with other measures, provides a useful pre-tax measure of our ongoing operating performance and our ability to meet debt service and capital requirements on a comparable basis excluding the impact of certain items and capital-related non-cash charges. We use Adjusted EBITDA to monitor and evaluate the performance of our business operations and we believe that it enhances our investors' ability to analyze trends in our business, compare our performance to other companies in our industry, and evaluate our ability to service our debt and capital needs. In addition, we use Adjusted EBITDA as a component of our compensation programs. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.
Charming Shoppes, Inc. operates 1,857 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®. The Company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services, and Sonsi, an online marketplace featuring over 300 brands, and one of the largest online assortments for full figured women. During the twelve months ended January 28, 2012 the Company opened 7, relocated 9, and closed 214 stores. The Company ended the period with 802 Lane Bryant and Lane Bryant Outlet stores, 620 Fashion Bug and Fashion Bug Plus stores and 435 Catherines stores, comprising approximately 11,822,000 square feet of leased space. For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.sonsi.com, www.figis.com, and www.figisgallery.com.

Safe Harbor Statement
This press release contains and the Company's conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the Company's strategic review (including its plan to divest its Fashion Bug brand) may not result in any specific course of action or transaction; the failure to successfully execute our business plans could result in lower than planned sales and profitability, the failure to successfully execute or realize the projected benefits from our real estate strategy relating to store openings and relocations to strip shopping centers could result in lower than planned sales and profitability, the failure to divest Fashion Bug on a favorable or timely basis could distract the Company's management, cause the Company to continue to sustain losses and affect the execution of other components of its business plan, the failure to realize the planned cost savings or operational efficiencies as a result of our realignment of our distribution center operations in Greencastle and White Marsh or our planned transformation of our information technology and distribution infrastructure, the failure to realize the benefits from the operation of our credit card program by our third-party provider, the impact of changes in laws and regulations governing credit cards could limit the availability of, or increase the cost of, credit to our customers, the failure to enhance the Company's merchandise and marketing and accurately predict fashion trends, customer preferences and other fashion-related factors, the failure of growth in the women's plus apparel market, the failure to continue receiving financing at an affordable cost through the availability of credit we receive from our bankers, suppliers and their agents, the failure to effectively implement our store closing plans, the failure to continue receiving accurate and compliant e-commerce and third-party processing services, the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our e-commerce and direct-to-consumer businesses, extreme or unseasonable weather conditions, economic downturns, escalation of energy and transportation costs, adverse changes in the costs or availability of fabrics and raw materials, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the failure of our vendors to deliver quality and timely shipments in compliance with applicable laws and regulations, the interruption of merchandise flow from the Company's centralized distribution facilities and third-party distribution providers, inadequate systems capacity, inability to protect trademarks or other intellectual property, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(unaudited)

		4th Quarter Ended		4th Quarter Ended
(in thousands except per share amounts)	Percent Change	January 28, 2012	Percent of Sales (a)	January 29, 2011	Percent of Sales (a)
Net sales	(2.9)%	$559,105	100.0%	$575,831	100.0%
Cost of goods sold	(1.3)%	324,012	58.0%	328,249	57.0%
Gross profit	(5.0)%	235,093	42.0%	247,582	43.0%
Occupancy and buying expenses	(9.9)%	80,058	14.3%	88,900	15.4%
Selling, general, and administrative expenses	(3.8)%	142,308	25.5%	147,962	25.7%
Depreciation and amortization (b)	(21.9)%	14,227	2.5%	18,224	3.2%
Impairment of store assets (c)	n/a	—	—%	17,054	3.0%
Restructuring and other charges (d)	57.5%	6,354	1.1%	4,034	0.7%
Total operating expenses	(12.0)%	242,947	43.5%	276,174	48.0%
Loss from operations	(72.5)%	(7,854)	(1.4)%	(28,592)	(5.0)%
Other income	(16.8)%	119	—%	143	—%
Non-cash interest expense	4.5%	(1,794)	(0.3)%	(1,717)	(0.3)%
Interest expense	(23.4)%	(1,387)	(0.2)%	(1,810)	(0.3)%
Loss before income taxes	65.9%	(10,916)	(2.0)%	(31,976)	(5.6)%
Income tax provision/(benefit)	(244.3)%	2,238	0.4%	(1,551)	(0.3)%
Net loss	56.8%	$(13,154)	(2.4)%	$(30,425)	(5.3)%

Basic net loss per share
Net loss		$(0.11)		$(0.26)
Weighted average shares outstanding		116,956		115,821

(a)	Results may not add due to rounding.

(b)	Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)
Based on our assessments of the carrying value of long-lived assets conducted in accordance with ASC 360-10 in the Fiscal 2010 4th Quarter, we identified 157 stores with individual asset carrying values in excess of its cash flows which resulted in a non-cash writedown.

(d)
Fiscal 2011 restructuring and other charges primarily includes professional fees and retention costs related to our announced plans to divest our FASHION BUG business and to undertake a comprehensive strategic review, non-cash store impairment charges, and lease termination costs related to the closing of under-performing stores.

Fiscal 2010 costs primarily related to non-cash writedowns as a result of our decision in the Fiscal 2010 4th Quarter to close 30 Catherines stores in outlet locations.

CHARMING SHOPPES, INC.

		Year Ended		Year Ended
(in thousands except per share amounts)	Percent Change	January 28, 2012	Percent of Sales (a)	January 29, 2011	Percent of Sales (a)
Net sales	(3.4)%	$1,992,371	100.0%	$2,061,819	100.0%
Cost of goods sold	(5.1)%	993,237	49.9%	1,046,824	50.8%
Gross profit	(1.6)%	999,134	50.1%	1,014,995	49.2%
Occupancy and buying expenses	(7.0)%	340,198	17.1%	365,691	17.7%
Selling, general, and administrative expenses	(3.6)%	577,520	29.0%	599,130	29.1%
Depreciation and amortization (b)	(17.1)%	56,681	2.8%	68,339	3.3%
Gain from sale of office premises (c)	n/a	(5,185)	(0.3)%	—	—%
Impairment of store assets (d)	n/a	—	—%	17,054	0.8%
Restructuring and other charges (e)	28.1%	11,238	0.6%	8,776	0.4%
Total operating expenses	(7.4)%	980,452	49.2%	1,058,990	51.4%
Income/(loss) from operations	n/a	18,682	0.9%	(43,995)	(2.1)%
Other income	(61.5)%	431	—%	1,119	0.1%
Gain on repurchases of 1.125% Senior Convertible Notes	(100.0)%	—	—%	1,907	0.1%
Non-cash interest expense	(4.7)%	(6,989)	(0.4)%	(7,332)	(0.4)%
Interest expense	(17.0)%	(7,098)	(0.4)%	(8,555)	(0.4)%
Income/(loss) before income taxes	108.8%	5,026	0.3%	(56,856)	(2.8)%
Income tax provision/(benefit)	(345.1)%	7,043	0.4%	(2,874)	(0.1)%
Net loss	96.3%	$(2,017)	(0.1)%	$(53,982)	(2.6)%

Basic net loss per share:
Net loss		$(0.02)		$(0.47)
Weighted average shares outstanding		116,691		115,829

(a)	Results may not add due to rounding.

(b)	Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)
During the Fiscal 2011 First Quarter we completed the sale of our international sourcing operations office premises and recognized a gain of $5,185.  Our international sourcing operations now utilize leased space in Hong Kong.

(d)
Based on our assessments of the carrying value of long-lived assets conducted in accordance with ASC 360-10 in the Fiscal 2010 4th Quarter, we identified 157 stores with individual asset carrying values in excess of its cash flows which resulted in a non-cash writedown.

(e)
Fiscal 2011 restructuring and other charges primarily includes professional fees and retention costs related to our announced plans to divest our FASHION BUG business and to undertake a comprehensive strategic review, non-cash store impairment charges, and lease termination costs related to the closing of under-performing stores.

Fiscal 2010 costs primarily related to non-cash write-downs as a result of our Fiscal 4th Quarter decision to close 30 Catherines stores in outlet locations, cash severance and non-cash equity compensation costs in connection with the resignation of our former CEO, and lease termination charges for our store closing program announced on March 30, 2010.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)	January 28, 2012	January 29, 2011

ASSETS
Current assets
Cash and cash equivalents	$168,607	$117,482
Accounts receivable, net of allowances of $5,688 and $5,667	39,379	36,568
Merchandise inventories	257,180	282,248
Deferred taxes	3,570	3,153
Prepayments and other	90,583	98,458
Total current assets	559,319	537,909
Property, equipment, and leasehold improvements – at cost	1,020,334	1,028,843
Less accumulated depreciation and amortization	790,969	772,895
Net property, equipment, and leasehold improvements	229,365	255,948
Trademarks, tradenames, and internet domain names	187,132	187,132
Goodwill	23,436	23,436
Other assets	18,674	18,233
Total assets	$1,017,926	$1,022,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$111,630	$107,882
Accrued expenses	145,667	142,002
Current portion – long-term debt	4,682	11,449
Total current liabilities	261,979	261,333
Deferred taxes	55,526	51,466
Other non-current liabilities	149,836	167,089
Long-term debt, net of debt discount of $17,690 and $24,679	133,639	128,350
Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 155,211,278 shares and 154,185,373 shares	15,521	15,419
Additional paid-in capital	513,105	508,664
Treasury stock at cost – 38,617,180 shares	(348,400)	(348,400)
Retained earnings	236,720	238,737
Total stockholders’ equity	416,946	414,420
Total liabilities and stockholders’ equity	$1,017,926	$1,022,658

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(In thousands)	January 28, 2012	January 29, 2011	January 30, 2010
Operating activities
Net loss	$(2,017)	$(53,982)	$(77,962)
Adjustments to reconcile net income/(loss) to net cash provided/(used) by operating activities
Depreciation and amortization	58,199	70,108	77,922
Stock-based compensation	5,155	4,698	6,844
Sale of proprietary credit card receivables programs	—	—	14,237
Accretion of discount on 1.125% Senior Convertible Notes	6,989	7,332	9,885
Deferred income taxes	3,643	1,527	4,031
Gain on repurchases of 1.125% Senior Convertible Notes	—	(1,907)	(13,979)
Write-down of capital assets due to restructuring	1,793	3,210	8,624
Impairment of store assets	654	17,054	15,741
Net (gain)/loss from disposition of capital assets	(4,689)	1,150	(380)
Net gain from securitization activities	—	—	(2,465)
Changes in operating assets and liabilities
Accounts receivable, net	(2,811)	(2,921)	(347)
Merchandise inventories	25,068	(14,723)	617
Accounts payable	3,748	(18,985)	27,347
Prepayments and other	7,875	29,972	(10,577)
Accrued expenses and other	(10,406)	(37,235)	(30,724)
Proceeds from sale of retained interests in proprietary credit card receivables	—	—	85,397
Net cash provided by operating activities	93,201	5,298	114,211

Investing activities
Investment in capital assets	(34,932)	(35,778)	(22,650)
Proceeds from sale of certificates related to proprietary credit card receivables	—	—	51,250
Proceeds from sales of capital assets	7,739	1,248	3,178
Gross purchases of securities	—	—	(2,448)
Proceeds from sales of securities	—	200	8,788
Increase in other assets	(1,036)	4,105	5,063
Net cash provided/(used) by investing activities	(28,229)	(30,225)	43,181

Financing activities
Repayments of long-term borrowings	(11,350)	(6,265)	(7,088)
Repurchases of 1.125% Senior Convertible Notes	—	(38,260)	(50,633)
Payment of deferred financing costs	(1,885)	—	(7,308)
Net payments for settlements of hedges on convertible notes	—	—	(26)
Issuance of common stock under employee stock plans, net of amounts withheld for payroll taxes	(612)	354	484
Net cash used by financing activities	(13,847)	(44,171)	(64,571)

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CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	Year Ended
(In thousands)	January 28, 2012	January 29, 2011	January 30, 2010
(Continued from previous page)

Increase/(decrease) in cash and cash equivalents	$51,125	$(69,098)	$92,821
Cash and cash equivalents, beginning of period	117,482	186,580	93,759
Cash and cash equivalents, end of period	$168,607	$117,482	$186,580

Non-cash financing and investing activities
Assets acquired through capital leases	$2,883	$—	$—